Exhibit 3.288

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 11/25/1998 981455121 - 2971316

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SAN JOSE HOSPITAL, L.P.

This Certificate of Limited Partnership of SAN JOSE HOSPITAL L.P. (the “Partnership”), dated as of November 25, 1998, is being executed and filed by San Jose Medical Center, LLC, a Delaware limited liability company, as sole general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

1. Name. The name of the limited partnership formed hereby is San Jose Hospital, L.P.

2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805.

3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

4. General Partner. The name and the business address of the sole general partner of the Partnership is:

San Jose Medical Center, LLC

c/o Columbia/HCA Healthcare Corporation

One Park Plaza

P.O. Box 550

Nashville, Tennessee 37202

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

SAN JOSE MEDICAL CENTER, LLC, General Partner

By:	/s/ John M. Franck II
John M. Franck II Vice President